Exhibit 99.1

Gap Inc. Reports Third Quarter Fiscal 2024 Results, Raises Full Year Outlook

Net sales increased 2% versus last year with comparable sales up 1%

Operating margin of 9.3% improved 270 basis points versus last year

Market share gains across all brands in the quarter

Raises outlook for fiscal 2024 net sales, gross margin and operating income growth

SAN FRANCISCO – November 21, 2024 – Gap Inc. (NYSE: GAP), the largest specialty apparel company in the U.S. and a house of iconic brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its third quarter ended November 2, 2024.

“I'm proud that Gap Inc. delivered another successful quarter, growing net sales for the 4th consecutive quarter and gaining market share across all brands while meaningfully expanding operating margin,” said President and Chief Executive Officer, Richard Dickson. “Consistent execution of our strategic priorities, including the rigor and repetition we’re applying to our brand reinvigoration playbook, is making us a stronger company and demonstrates our continued progress in unlocking Gap Inc.’s full potential.”

Dickson continued: “Holiday is off to a strong start and we remain focused on executing with excellence in the fourth quarter. Our performance year-to-date gives us the confidence to raise our full year outlook for sales, gross margin and operating income growth."

Third Quarter Fiscal 2024 – Financial Results

•Net sales of $3.8 billion were up 2% compared to last year. Comparable sales were up 1% year-over-year. Due to the 53rd week in fiscal 2023, in order to maintain consistency, comparable sales for the third quarter of fiscal 2024 are compared to the 13 weeks ended November 4, 2023.
•Store sales decreased 2% compared to last year. The company ended the quarter with 3,603 store locations in about 40 countries, of which 2,544 were company operated.
•Online sales increased 7% compared to last year and represented 40% of total net sales.
•Gross margin of 42.7% increased 140 basis points versus last year's gross margin.
•Merchandise margin increased 90 basis points versus last year primarily driven by improved inventory management.
•Rent, occupancy, and depreciation (ROD) as a percent of sales leveraged 50 basis points versus last year.
•Operating expense was $1.3 billion.
•Operating income was $355 million; operating margin of 9.3%.

•The effective tax rate was 24%.
•Net income of $274 million; diluted earnings per share of $0.72.

Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash, cash equivalents and short-term investments of $2.2 billion, an increase of 64% from the prior year.
•Year-to-date net cash from operating activities was $870 million. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $540 million.
•Ending inventory of $2.33 billion was down 2% compared to last year.
•Capital expenditures were $330 million.
•Paid a third quarter dividend of $0.15 per share, totaling $57 million. The company’s Board of Directors approved a fourth quarter fiscal 2024 dividend of $0.15 per share.

Additional information regarding free cash flow, which is a non-GAAP financial measure, is provided at the end of this press release along with a reconciliation of this measure from the most directly comparable GAAP financial measure for the applicable period.

Third Quarter Fiscal 2024 – Global Brand Results

Comparable Sales

	Third Quarter
	2024	2023
Old Navy	—%	1%
Gap	3%	(1)%
Banana Republic	(1)%	(8)%
Athleta	5%	(19)%
Gap Inc.	1%	(2)%

Old Navy:
•Third quarter net sales of $2.2 billion were up 1% compared to last year. Comparable sales were flat. The brand’s continued focus on operational rigor and brand reinvigoration drove solid performance in the quarter, despite lapping tougher compares and facing weather-related headwinds.

Gap:
•Third quarter net sales of $899 million were up 1% compared to last year. Comparable sales were up 3% representing the fourth consecutive quarter of positive comparable sales at the brand. Gap's strong product and marketing execution have helped drive continued momentum and consistent results at the brand.

Banana Republic:

•Third quarter net sales of $469 million were up 2% compared to last year. Comparable sales were down 1%. The brand saw strength in its men's business during the quarter and remains focused on fixing the fundamentals.

Athleta:
•Third quarter net sales of $290 million were up 4% compared to last year. Comparable sales were up 5%. As expected, the brand returned to positive comparable sales in the quarter as its new product and marketing are resonating with customers.

Fiscal 2024 Outlook

As a result of its strong third quarter results, the company is raising its full year outlook for net sales, gross margin and operating income growth compared to prior expectations.

Please note that the company's projected full year fiscal 2024 operating income growth below is provided in comparison to its full year fiscal 2023 adjusted operating income, which excludes $93 million in restructuring costs and a $47 million gain on sale of a building.

Full Year Fiscal 2024

	Current FY24 Outlook	Prior FY24 Outlook	FY23 Results
Net sales	Up 1.5% to 2.0% on a 52-week basis	Up slightly on a 52-week basis	$14.9 billion[1]
Gross margin	Approximately 220 bps expansion	Approximately 200 bps expansion	38.8%
Operating expense	Approximately $5.1 billion	Approximately $5.1 billion	$5.17 billion (adjusted)[2]
Operating income	Mid to High 60% growth range	Mid to High 50% growth range	$606 million (adjusted)[3]
Effective tax rate	Approximately 26.5%	Approximately 28%	9.7%
Capital expenditures	Approximately $500 million	Approximately $500 million	$420 million
1 Fiscal year 2023 consisted of 53 weeks and the extra week drove approximately $160 million of incremental sales.
2 Fiscal year 2023 adjusted operating expense of $5.17 billion excludes $89 million in restructuring costs and a $47 million gain on sale.
3 Fiscal year 2023 adjusted operating income of $606 million excludes $93 million in restructuring costs and a $47 million gain on sale.

Webcast and Conference Call Information
Whitney Notaro, Head of Investor Relations at Gap Inc., will host a conference call to review the company’s third quarter fiscal 2024 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Notaro will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O’Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Non-GAAP Disclosure
This press release and related conference call include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call are adjusted operating expense/adjusted SG&A, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release. In addition, the company's outlook includes projected full year fiscal 2024 operating income growth compared to its full year fiscal 2023 adjusted operating income.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and accompanying materials contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: becoming a high performing company; unlocking Gap Inc.’s potential; our four strategic priorities, including maintaining and delivering financial and operational rigor, the reinvigoration of our brands, strengthening our operating platform, and energizing our culture; driving relevance and revenue by executing on our brand reinvigoration playbook; expectations for Old Navy for the holiday season; accelerating Old Navy’s presence in the Active category; Old Navy’s holiday activations and product; reigniting Gap brand’s leadership in trend-right products and creative expression through big ideas and culturally relevant messaging; reestablishing Banana Republic to thrive in the premium lifestyle space; evolving Banana Republic’s assortment and fit; continuing to fix the fundamentals at Banana Republic; Banana Republic’s holiday product; Athleta’s trajectory; Athleta’s holiday product; enhancing Athleta’s in-store and online experiences; driving high-performance across our teams; executing with excellence; Gap Inc.’s positioning going into the holiday season; expectations for our full year performance; expected year-end inventory levels; expected full year fiscal 2024 net sales; the expected impact of the loss of the 53rd week on full year fiscal 2024 net sales; expected fourth quarter fiscal 2024 net sales; the expected impacts of the loss of the 53rd week and the weekly calendar shift on fourth quarter fiscal 2024 net sales; expected full year fiscal 2024 gross margin; the expected impacts of commodity costs and better inventory management on full year fiscal 2024 gross margin; expected full year fiscal 2024 ROD; expected fourth quarter fiscal 2024 gross margin; the expected impact of the loss of the 53rd week on fourth quarter fiscal 2024 gross margin; expected full year fiscal 2024 SG&A/operating expense; continuing cost discipline and unlocking more efficiencies in the business; expected full year fiscal 2024 operating income; expected full year fiscal 2024 effective tax rate; expected full year fiscal 2024 capital expenditures; generating sustainable, profitable growth and delivering long-term shareholder value; and our dividend policy.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our business, financial condition, results of operations, or reputation: the overall global economic and geopolitical environment, including the ongoing Russia-Ukraine and Israel-Hamas conflicts and recent elections in the United States, and impacts on consumer spending patterns; social and political unrest in our sourcing countries, including Bangladesh, and disruptions to global trade and shipping capacity, including in the Red Sea; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the highly competitive nature of our business in the United States and internationally; the risk that we may be unable to manage our inventory effectively and the resulting impact on our gross margins and sales; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that we fail to maintain, enhance, and protect our brand image and reputation; the risk of loss or theft of assets, including inventory shortage; the risk that we fail to manage key executive succession and retention or continue to attract qualified personnel; reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards; the risk that changes in our business strategy or restructuring our operations may not generate the intended benefits or projected cost savings; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our efforts to expand internationally may not be successful; the risk that our franchisees and licensees could impair the value of our brands; the risk of data or other security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our IT systems may disrupt our operations; the risk that our comparable sales and margins may experience fluctuations, that we may fail to meet financial market expectations, or that the seasonality of our business may experience fluctuations; the risk of foreign currency exchange rate fluctuations; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; natural disasters, public health crises (such as pandemics and epidemics), political crises (such as the ongoing Russia-Ukraine and Israel-Hamas conflicts), negative global climate patterns, or other catastrophic events; evolving regulations and expectations with respect to ESG matters, including climate reporting; the adverse effects of climate change on our operations and those of our franchisees, vendors, and other business partners; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that our estimates and assumptions used when preparing our financial information are inaccurate or may change; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate, or that we may be required to pay amounts in excess of established tax liabilities; the risk that changes in our business structure, our performance or our industry could result in reductions in our pre-tax income or utilization of existing tax carryforwards in future periods, and require additional deferred tax valuation allowances; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2024, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 21, 2024. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet. Gap Inc. products are available worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2023 net sales were $14.9 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Nina Bari
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	November 2, 2024	October 28, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,969	$1,351
Short-term investments	250	—
Merchandise inventory	2,331	2,377
Other current assets	580	646
Total current assets	5,130	4,374
Property and equipment, net of accumulated depreciation	2,546	2,552
Operating lease assets	3,217	3,200
Other long-term assets	960	926
Total assets	$11,853	$11,052

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,523	$1,433
Accrued expenses and other current liabilities	1,135	1,078
Current portion of operating lease liabilities	617	604
Income taxes payable	50	24
Total current liabilities	3,325	3,139
Long-term liabilities:
Long-term debt	1,489	1,488
Long-term operating lease liabilities	3,360	3,456
Other long-term liabilities	544	509
Total long-term liabilities	5,393	5,453
Total stockholders' equity	3,135	2,460
Total liabilities and stockholders' equity	$11,853	$11,052

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net sales	$3,829	$3,767	$10,937	$10,591
Cost of goods sold and occupancy expenses	2,194	2,211	6,322	6,488
Gross profit	1,635	1,556	4,615	4,103
Operating expenses	1,280	1,306	3,762	3,757
Operating income	355	250	853	346
Interest, net	(6)	—	(12)	8
Income before income taxes	361	250	865	338
Income tax expense	87	32	227	21
Net income	$274	$218	$638	$317

Weighted-average number of shares - basic	377	371	376	369
Weighted-average number of shares - diluted	383	375	383	373
Earnings per share - basic	$0.73	$0.59	$1.70	$0.86
Earnings per share - diluted	$0.72	$0.58	$1.67	$0.85

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	November 2, 2024 (a)	October 28, 2023 (a)
Cash flows from operating activities:
Net income	$638	$317
Depreciation and amortization	371	394
Gain on sale of building	—	(47)
Change in merchandise inventory	(344)	(5)
Change in accounts payable	156	133
Other, net	49	40
Net cash provided by operating activities	870	832

Cash flows from investing activities:
Purchases of property and equipment	(330)	(288)
Net proceeds from sale of building	—	76
Purchases of short-term investments	(343)	—
Proceeds from sales and maturities of short-term investments	97	—
Net proceeds from divestiture activity, net of cash paid	—	9
Net cash used for investing activities	(576)	(203)

Cash flows from financing activities:
Repayments of revolving credit facility	—	(350)
Proceeds from issuances under share-based compensation plans	27	18
Withholding tax payments related to vesting of stock units	(48)	(16)
Cash dividends paid	(169)	(166)
Other	(3)	(2)
Net cash used for financing activities	(193)	(516)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(4)	(7)
Net increase in cash, cash equivalents, and restricted cash	97	106
Cash, cash equivalents, and restricted cash at beginning of period	1,901	1,273
Cash, cash equivalents, and restricted cash at end of period	$1,998	$1,379
__________
(a) For the thirty-nine weeks ended November 2, 2024 and October 28, 2023, total cash, cash equivalents, and restricted cash includes $29 million and $28 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	November 2, 2024	October 28, 2023
Net cash provided by operating activities	$870	$832
Less: Purchases of property and equipment	(330)	(288)
Free cash flow	$540	$544

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE THIRD QUARTER OF FISCAL YEAR 2023
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of restructuring costs. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results, on an annualized basis, against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales (b)	Operating Income	Operating Margin (b)	Income Tax Expense	Net Income	Earnings per Share - Diluted
($ in millions) 13 Weeks Ended October 28, 2023
GAAP metrics, as reported	$1,306	34.7%	$250	6.6%	$32	$218	$0.58
Adjustments for:
Restructuring costs (a)	(5)	(0.1)%	5	0.1%	2	3	0.01
Non-GAAP metrics	$1,301	34.5%	$255	6.8%	$34	$221	$0.59
__________
(a) Primarily represents consulting and other associated costs related to our previously announced actions to further simplify and optimize our operating model and structure.
(b) Metrics were computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s third quarter fiscal year 2024 and 2023 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended November 2, 2024
U.S. (1)	$1,949	$683	$406	$281	$21	$3,340
Canada	190	95	43	9	—	337
Other regions	11	121	20	—	—	152
Total	$2,150	$899	$469	$290	$21	$3,829

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended October 28, 2023
U.S. (1)	$1,917	$664	$398	$267	$15	$3,261
Canada	193	96	42	10	—	341
Other regions	16	127	20	2	—	165
Total	$2,126	$887	$460	$279	$15	$3,767
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	February 3, 2024	39 Weeks Ended November 2, 2024		November 2, 2024
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,243	19	7	1,255	19.9
Gap North America	472	3	14	461	4.9
Gap Asia	134	—	9	125	1.1
Banana Republic North America	400	3	10	393	3.3
Banana Republic Asia	43	2	5	40	0.1
Athleta North America	270	2	2	270	1.1
Company-operated stores total	2,562	29	47	2,544	30.4
Franchise	998	121	60	1,059	N/A
Total	3,560	150	107	3,603	30.4